Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281666

PROSPECTUS

LA ROSA HOLDINGS CORP.

3,051,336 SHARES OF COMMON STOCK

This prospectus (this “Prospectus”) relates to the offer and sale from time to time by the selling stockholder, Brown Stone Capital Ltd., a company organized under the laws of England and Wales (the “Selling Stockholder”) of up to 3,051,336 shares of common stock, par value $0.0001 per share (the “common stock”), of La Rosa Holdings Corp., a Nevada corporation.

We are registering the resale of (i) 761,689 shares of common stock (the “First Closing Shares”) issued to the Selling Stockholder on August 12, 2024 in a private placement transaction (the “Placement”) pursuant to a securities purchase agreement dated August 7, 2024, as amended (the “Securities Purchase Agreement”), by and between the Company and Selling Stockholder, (ii) up to 509,498 shares (the “First Closing Warrant Shares”) issuable upon exercise of a pre-funded warrant (the “First Warrant”) issued to the Selling Stockholder in the Placement on August 12, 2024, and (iii) up to 1,780,149 shares of common stock, consisting of a number of shares of common stock issuable to the Selling Stockholder in the second closing of the Placement (the “Second Closing Shares”), and/or a number of shares of common stock (the “Second Closing Warrant Shares”) issuable to the Selling Stockholder upon exercise of the pre-funded warrant (the “Second Warrant” and together with the First Warrant, the “Warrants”) issuable to the Selling Stockholder in the second closing of the Placement. The First Closing Shares, the First Closing Warrant Shares, the Second Closing Shares, and the Second Closing Warrant Shares are referred to herein as the “Shares.” The number of Second Closing Shares and the Second Closing Warrant Shares will depend on the beneficial ownership of the Selling Stockholder at the time of issuance. If the Selling Stockholder would beneficially own in excess of 4.99% of the common stock as a result of the issuance of the Second Closing Shares, the Selling Stockholder shall instead receive the Second Warrant to purchase the number of Second Closing Warrant Shares in excess of such beneficial ownership limitation.

For a more complete discussion of the terms and conditions of the Securities Purchase Agreement and Placement, see the discussion under the heading “Private Placements.” The resale of up to 3,051,336 shares of common stock by the Selling Stockholder pursuant to this Prospectus is referred to as the “Offering.”

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholder. We will receive proceeds upon issuance of the Second Closing Shares and the Second Warrant.

The Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of common stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this Prospectus.

We are a “controlled company” as defined under the corporate governance rules of Nasdaq because our Founder, Mr. Joseph La Rosa, as of August 19, 2024, controls 70% of the total voting power of our common stock based on his ownership of common stock and the 20,000,000 votes provided by his Series X Super Voting Preferred Stock, $0.0001 par value per share, (the “Series X Preferred Stock”) that votes with the common stock, with respect to director elections and other matters. As a “controlled company,” as defined under the Nasdaq Stock Market Rules, we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so in the future. Please read “Prospectus Summary—Implications of Being a Controlled Company,” beginning on page 7 of this prospectus for more information.

We will pay the expenses incurred in registering the shares of common stock, including legal and accounting fees. See “Plan of Distribution.”

Our principal executive offices are located at 1420 Celebration Blvd., 2nd Floor, Celebration, Florida 34747.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LRHC.” On August 20, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.05 per share.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 28, 2024

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholder may offer from time to time up to 3,051,336 shares of common stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus or amendment thereto, and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (“SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update, or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus, you should rely on the information in such prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such a date.

Unless the context indicates otherwise, the terms “La Rosa Holdings,” “Company,” “we,” “us” and “our” refer to La Rosa Holdings Corp., a Nevada corporation, and its subsidiaries.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business development efforts, our prospects for initiating partnerships or collaborations, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of such information contained in this prospectus. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, “La Rosa Holdings,” “Company,” “we,” “us,” “our,” and similar references refer to La Rosa Holdings Corp. and its subsidiaries.

Overview

We are the holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments. Our primary business, La Rosa Realty, LLC, has been listed in the “Top 75 Residential Real Estate Firms in the United States” from 2016 through 2020 by the National Association of Realtors, the leading real estate industry trade association in the United States.

In addition to providing person-to-person residential and commercial real estate brokerage services to the public, we cross sell ancillary technology-based products and services primarily to our sales agents and the sales agents associated with our franchisees. Our business is organized based on the services we provide internally to our agents and to the public, which are residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. Our real estate brokerage business operates primarily under the trade name La Rosa Realty, which we own, and, to a lesser extent, under the trade name Better Homes Realty which we license. We have 23 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, Georgia, and Puerto Rico. We have 14 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices that pay us fees in two states in the United States and Puerto Rico. Our real estate brokerage offices, both corporate and franchised, are staffed with 2,581 licensed real estate brokers and sales associates as of July 31, 2024.

We have built our business by providing the home buying public with well trained, knowledgeable realtors who have access to our proprietary and third-party in-house technology tools and quality education and training, and valuable marketing that attracts some of the best local realtors who provide value-added services to our home buyers and sellers that are attracted to our brands. We give our real estate brokers and sales agents who are seeking financial independence a turnkey solution and support them in growing their brokerages while they fund their own businesses. This enables us to maintain a low fixed-cost business with several recurring revenue streams, yielding relatively high margins and cash flow.

Our agent-centric commission model enables our sales agents to obtain higher net commissions than they would otherwise receive from many of our competitors in our local markets. We believe that agents who join our Company from the major real estate brokerage firms have increased their income by an average of approximately forty percent (40%). They can then use this additional income to reinvest in their businesses or as take-home profit. This is a strong incentive for them to compete against the discount, flat fee and internet brokerages that have sprung up in the past several years. Instead of us taking a greater share of their income, our agents pay what we believe to be reduced rates for training and mentorship and our proprietary technology. Our franchise model has a similar pricing methodology, permitting the franchise owner the freedom to operate their business with minimal control and lower expense than other franchise offerings.

Moreover, we believe that our proprietary technology, training, and the support that we provide to our agents at a minimal cost to them is one of the best offered in the industry.

Disruptions related to the COVID-19 pandemic resulted in a downturn in our local residential real estate market in 2020. However, our local real estate market rebounded significantly in 2021 and continues to hold up notwithstanding significant increases in mortgage rates as the pandemic has caused what appears to be a large migration into our market areas from other states. Because nearly all of our sales agents, who are independent contractors, were working remotely before the pandemic struck, and because Florida did not mandate stay-at-home orders like many other states, the manner in which our business is conducted during the pandemic has not changed significantly and has not affected the productivity of our sales agents in 2021, in 2022, or in 2023.

On October 12, 2023, we consummated our initial public offering (the “IPO”). Following our IPO, as of the date of this prospectus, we have acquired majority ownership of the following franchisees of the Company: Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.), Horeb Kissimmee Realty, LLC, La Rosa Realty Premier, LLC, La Rosa Realty Orlando, LLC, La Rosa Realty Georgia, LLC, La Rosa Realty California, La Rosa Realty Lakeland LLC and La Rosa Realty Success LLC, and 100% ownership of the following franchisees of the Company: La Rosa CW Properties, LLC, La Rosa Realty North Florida LLC, La Rosa Realty Winter Garden LLC, and BF Prime LLC.

We intend to continue growing our business organically and by acquisition.

It is management’s intention to acquire additional franchisees and other businesses in 2024 and 2025. We continuously look to search for potential acquisition targets. Management is in discussions with several franchisees; however, any future agreements may have terms that are materially different than the terms of completed acquisitions. We cannot guarantee that the Company will actually enter into any binding acquisition agreements with any of those companies. If we do, we cannot assure you that the terms of such acquisitions will be substantially the same or better for the Company than those of completed acquisitions.

Our Technology

We provide our agents and employees with cloud-based real estate brokerage services by utilizing our consumer-facing websites, including our corporate website https://www.larosarealty.com and our proprietary technology that provides brokerage operations management tools. When an agent is on-boarded, they are required to take our monthly Foundations Series which covers the use of our proprietary applications. Through our websites, we provide buyers, sellers, landlords, and tenants with access to all of the available properties for sale or lease on the multiple listing service (“MLS”), in each of the markets in which we operate. We provide each of our Company franchisees and their agents with their own personal website that they can modify to match their personal branding. Our website also gives consumers access to our network of professional real estate agents and vendors. Additionally, the websites we provide use Artificial Intelligence (“AI”) integrated Client Relationship Management (“CRM”) software to enhance the consumers’ internet experience and assist our agents with lead generation and lead capture through the AI features. For example, our CRM software, which is integrated into our websites, uses AI to generate marketing leads for our agents by sending marketing materials to potential buyers and sellers automatically without any agent involvement. Our technology platform also provides unique automated blogging and comprehensive social media marketing campaigns for our agents to create top of mind public awareness of our brand.

In February 2023, we launched our proprietary technology system - JAEME, part of “My Agent Account.” JAIME is a real estate AI assistant created to support and inspire our agents with personalized content to drive marketing, efficiency, and sales. This advanced technology can help agents to provide services to their clients in a more efficient way - even from their mobile devices. Through JAEME, La Rosa’s agents can easily create:

●	Compelling property descriptions;

●	Effective email campaigns;

●	Detailed business plans;

●	Innovative video scripts; and

●	High-conversion newsletter campaigns.

Our proprietary technology and third-party services and platforms provide our agents and franchisees with commission management and accounting systems, an internal agent “intranet” application, customer relationship management applications, a transaction management solution, and automated marketing and social media applications and privacy and identity protections. The combination of our brands, proprietary technology, services, data, lead generation, and marketing tools gives our agents the power to offer best-in-class service to their clients.

Internally, we use our technology to provide our Company agents, employees and franchisees with the means to find and develop new business, manage their relationships both externally with their clients and internally with the Company or their franchisor, develop better skills and knowledge in their areas of endeavor and, we believe, enhance their earning potential. While no one can predict the ups and downs of the real estate market, we believe that the “weapons” we provide to our Company agents, employees and franchisees help them fight the adverse economic conditions, a volatile market and the competition.

While our offices and our franchisor’s offices act as their “home base,” most agents use our offices primarily for real estate closings and training. We monetize our technology by charging our agents and our franchisor’s agents what we believe to be a reasonable monthly fee for the use of our suite of tools.

Our Recent Strategic Partnerships

In November 2023, the Company entered into a strategic referral partnership agreement with Janover Inc. (Nasdaq: JNVR) (“Janover”), an AI-enabled B2B fintech marketplace connecting commercial property borrowers and lenders with a human touch. Janover operates an online commercial loan marketplace that connects prospective borrowers and lenders for originating loans and will introduce the Company to clients that need commercial real estate brokers. The partnership is expected to provide our brokers with new tools to facilitate commercial loans, thereby generating a new revenue stream for our brokers and the Company.

In end of 2023, the Company entered into a strategic partnership with Final Offer, a consumer-facing offer management and negotiation platform driven by agents. Final Offer is a technology platform that is designed to simplify real estate transactions, enabling buyers to make successful offers and sellers to maximize the outcome of their sales. Final Offer’s online process allows sellers to establish a minimum sales price and other deal terms online and pre-approved buyers to make binding offers. If a seller sets a “Final Offer” price and terms, an interested buyer can accept it instantly, putting the property under contract. We believe that the Final Offer’s innovative platform is designed to empower both real estate agents and their clients with real-time transparency, streamlining the offer management and negotiation process, creating a fair playing field for all while also providing accountability and trust.

In March 2024, the Company officially launched Final Offer. Final Offer is available to real estate brokers on the Company’s platform in key markets across Florida, California and Georgia, with plans to expand the offering across the organization.

In June 2024, the Company recruited a high-performing group of team leaders in Florida, who closed over 425 transactions and achieved sales exceeding $100 million in the past 12 months.

Our Markets

Our primary market is in the United States. As of August 20, 2024, we have 23 La Rosa Realty corporate real estate brokerage offices and branches in Florida, California, Texas, Georgia, and Puerto Rico. We have 14 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices that pay us fees in two states in the United States and Puerto Rico.

Our Revenue Streams

Our financial results are driven by the total number of sales agents in our Company, the number of sales agents closing commercial real estate transactions, the number of sales agents utilizing our coaching services, and the number of agents who work with our franchisees. We grew our total agent count from our founding in 2004 to 2,581 agents as of July 31, 2024.

The majority of our revenue is derived from a stable set of fees paid by our brokers, franchisees, and consumers. We have multiple revenue streams, with the majority of our revenue derived from commissions paid by consumers who transact business with our and our franchisee’s agents, royalties paid by our franchisees, dues and technology fees paid by our sales agents, our franchisees and our franchisees’ agents. Our major revenue streams come from such sources as: (i) residential real estate brokerage revenue, (ii) revenue from our property management services, (iii) franchise royalty fees, (iv) fees from the sale or renewal of franchises and other franchise revenue, (v) coaching, training and assistance fees, (vi) brokerage revenue generated transactionally on commercial real estate, and (vii) fees from our events and forums.

Our Competition and Strengths

The real estate brokerage business is highly competitive. We primarily compete against other independent real estate brokerage agencies in our local markets as well as the international and national real estate brokerage franchisors seeking to grow their franchise system, many of which have a longer operational history and greater resources than us. We compete against other brokerages to attract transactional clients based on our personalized service with experienced brokers who know the local market, the number and quality of listings, our brand and reputation and our marketing efforts. We also compete to attract real estate professionals based on our brand and reputation, the quality of our training and coaching, our marketing efforts, our generous 100% commission “split” for experienced brokers and our technology tools that make the brokers more efficient and productive. We believe that competition in the real estate brokerage franchise business is based principally upon the reputational strength of the brand, the quality of the services offered to franchisees, and the amount of franchise-related fees to be paid by franchisees.

We also face competition from internet-based real estate brokers. These companies do not provide the same personalized brokerage services that we do and emphasize low price and a do-it-yourself philosophy.

In the property management arena, we compete against independent local property management companies and the major national and international commercial real estate property managers. While most of our property management business comes from referrals in our local market, we compete on price and our ability to be on the ground and available to handle day-to-day matters for our clients.

Our real estate coaching business competes against other in-house training services operated by independent real estate brokerage agencies and the international and national franchisors named above, as well as online providers. We compete on the basis of personalized instruction, our mentorship program provides a neophyte agent with an experienced coach to guide her and answer questions on an ongoing basis after the classroom instruction has ended.

Many of our existing and potential competitors have substantial competitive advantages, including a larger national and international footprint and more recognizable brand, greater financial resources, longer operating histories, a greater breadth of marketing coverage, more extensive relationships in the residential and commercial real estate industry with brokers, agents, service providers and advertisers, stronger relationships with third party data providers such as multiple listing services and listing aggregators, maintain their own in-house software development, have access to larger user bases and greater intellectual property portfolios.

Our Corporate History

La Rosa Holdings Corp. was incorporated in the State of Nevada on June 14, 2021 by its founder, Mr. Joseph La Rosa, to become the holding company for five Florida limited liability companies in which Mr. La Rosa held or controlled a one hundred percent ownership interest: (i) La Rosa Coaching, LLC (“Coaching”); (ii) La Rosa CRE, LLC (“CRE”); (iii) La Rosa Franchising, LLC (“Franchising”); (iv) La Rosa Property Management, LLC (“Property Management”); and (v) La Rosa Realty, LLC (“Realty”). Coaching, CRE, Franchising, Property Management and Realty became direct, wholly owned subsidiaries of the Company as a result of the closing of the Reorganization Agreement and Plan of Share Exchange, dated July 22, 2021, which was effective on August 4, 2021. Pursuant to the Reorganization Agreement, each LLC exchanged 100% of their limited liability company membership interests for one share of the Company’s common stock, $0.0001 par value per share, which share was automatically redeemed for nominal consideration upon the closing of the transaction, resulting each LLC becoming the direct, wholly owned subsidiary of the Company.

On October 12, 2023, we consummated our initial public offering (the “IPO”). Following our IPO, as of the date of this prospectus, we have acquired majority ownership of the following franchisees of the Company:

●	La Rosa Realty, LLC is engaged in the residential real estate brokerage business;

●	La Rosa Coaching, LLC is engaged in the delivery of coaching services to our brokers and franchisee’s brokers;

●	La Rosa CRE, LLC is engaged in the commercial real estate brokerage business;

●	La Rosa Franchising, LLC is engaged in the franchising of real estate brokerage agencies;

●	La Rosa Property Management, LLC is engaged in property management services to owners of single-family residential properties;

●	La Rosa Realty Premier, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty CW Properties, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty North Florida, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Orlando, LLC is engaged mostly in the residential real estate brokerage business;

●	Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.) is engaged mostly in the residential real estate brokerage business;

●	Horeb Kissimmee Realty, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Winter Garden, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Texas, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Georgia, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty California is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Lakeland LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Success LLC is engaged mostly in the residential real estate brokerage business; and

●	BF Prime LLC is engaged mostly in the residential real estate brokerage business.

We are a “controlled company” as defined under the corporate governance rules of Nasdaq because our founder, Mr. Joseph La Rosa, as of August 19, 2024, controls 70% of the total voting power of our common stock based on his ownership of common stock and the 20,000,000 votes provided by his Series X Super Voting Preferred Stock, $0.0001 par value per share, (the “Series X Preferred Stock”) that votes with the common stock, with respect to director elections and other matters.

Executive Offices

Our principal corporate office is located at 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747. Our main telephone number is (321) 250-1799, and our main website is www.larosaholdings.com. The contents of our website are not incorporated by reference into this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact that our Chief Executive Officer, Chairman and Founder, Mr. Joseph La Rosa, as of August 19, 2024, controls 70% of the total voting power of our common stock based on his ownership of common stock and the 20,000,000 votes provided by his Series X Super Voting Preferred Stock, $0.0001 par value per share, (the “Series X Preferred Stock”) that votes with the common stock, with respect to director elections and other matters.

Upon the completion of this offering and assuming the issuance of Second Closing Shares and exercise of the Warrants by the Selling Stockholder, Mr. La Rosa will control 66% of total voting power of our Company.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board of Directors must be independent directors;

●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering.

SUMMARY OF RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2024, and in this prospectus.

Risks Related to Our Business and Operations

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

●	We have a limited operating history with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow down due to the recent antitrust litigation and as our business matures.

●	Impairment of goodwill and intangible assets may adversely impact future results of operations.

●	We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

●	If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

●	The residential real estate market is cyclical, and we can be negatively impacted by downturns in this market and by general economic conditions.

●	The lack of financing for homebuyers in the U.S. residential real estate market at favorable rates and on favorable terms has had a material adverse effect on our financial performance and results of operations.

●	The housing market is currently in flux with higher mortgage interest rates and generally increasing home prices which makes it difficult to predict future market trends. Any decrease in home sales in the future will have an adverse effect on our financial performance and results of operations.

●	We may fail to execute our strategies to grow our business successfully, including increasing our agent count and expanding the number of our franchisees and agents, or we may fail to manage our growth effectively, which could have a material adverse effect on our brand, our financial performance, and our results of operations.

●	We might be unable to attract and retain additional qualified agents and other personnel.

●	Our financial results are affected directly by the operating results of franchisees and agents, over whom we do not have direct control.

●	We depend substantially on our Founder, Joseph La Rosa, and the loss of any our senior management or other key employees or the inability to hire additional qualified personnel could adversely affect our operations, our brand and our financial performance.

●	Concentration of ownership of our voting stock by Mr. La Rosa will prevent new investors from influencing significant corporate decisions.

●	Mr. La Rosa will control all matters that come before the stockholders for a vote and thus we are a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, the Company will qualify for exemptions from certain corporate governance requirements. If we take advantage of such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

●	We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

●	Adverse outcomes in litigation and regulatory actions against the NAR, other real estate brokerage companies and agents in our industry could adversely impact our financial results.

●	If we attempt to, or acquire other complementary businesses, we will face certain risks inherent with such activities.

Risks Associated with Our Capital Stock

●	We may not be able to maintain the listing of our common stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

●	The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and minimal profits, which could lead to wide fluctuations in our share price.

●	If our securities become subject to the penny stock rules, it would become more difficult to trade our shares.

●	Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

●	If we continue to fail to maintain an effective system of disclosure controls and fail to maintain an effective system of internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

General Risks

●	If we fail to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us, our reputation and business could be significantly harmed.

●	Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation and harm our business.

●	Anti-takeover provisions in our amended and restated articles of incorporation and bylaws, as well as provisions in Nevada law, might discourage, delay or prevent a change of control of our Company or changes in our management and, therefore, depress the trading price of our Securities.

THE OFFERING

Securities Offered by the Selling Stockholder	up to 3,051,336 shares of common stock.

Common Stock Outstanding After Offering(1)	18,991,992 shares, assuming (i) the Second Closing Shares and the Second Warrant are issued to the Selling Stockholder, (ii) the Warrants held by the Selling Stockholder are exercised for shares of common stock, and (iii) no other shares of common stock are issued by us. If the Second Closing Shares and the Second Warrant are not issued to the Selling Stockholder or less than all of the Warrants are exercised for shares of common stock, we would have less common stock outstanding after the Offering.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock registered hereunder. We will receive proceeds upon issuance of the Second Closing Shares and the Second Warrant. We intend to use such proceeds for general corporate purposes and working capital requirements and other purposes that the Board of Directors deems to be in the best interests of the Company.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Further, the issuance to, or sale by, the Selling Stockholder of a significant amount of shares being registered in the registration statement, of which this prospectus forms a part, at any given time could cause the market price of our common stock to decline and to be highly volatile, and we do not have the right to control the timing and amount of any sales by the Selling Stockholder of such shares. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 11.

Trading Symbol on the Nasdaq Capital Market	LRHC

(1)	Based on 16,702,345 shares of common stock outstanding as of August 19, 2024, which includes 761,689 First Closing Shares issued to the Selling Stockholder on August 12, 2024. Other than the shares of common stock underlying the Warrants, it excludes the following as of such date:

●	1,069,587 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $3.04 per share;

●	3,742,910 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $1.74 per share;

●	29,684 shares of our common stock issuable upon the vesting of restricted stock units;

●	4,045,087 shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan;

●	2,345,218 shares of our common stock issuable upon conversion of outstanding convertible promissory notes;

RISK FACTORS

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.” If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the years ended December 31, 2023 and 2022 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the years ended December 31, 2023 and 2022, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on that we have incurred recurring net losses, and our operations have not provided net positive cash flows.

We plan on continuing to expand via acquisition, which we believe will us achieve future profitability, and we intend to raise capital from outside investors, as we have done in the past, to fund operating losses and to provide capital for further business acquisitions. However, there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

We have a limited operating history with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow down as our business matures and may slow down due to the recent antitrust litigation.

We began operations in 2021. As a result of our limited operating history, we have limited financial data that can be used to evaluate our current business, and such data may not be indicative of future performance. We have encountered, and expect to continue to encounter, risks and difficulties frequently experienced by growing companies, including challenges in financial forecasting accuracy, hiring of experienced personnel, hiring of technology employees, determining appropriate investments, developing new products and features, assessing legal and regulatory risks, among others. Any evaluation of our business and prospects should be considered in light of our limited operating history, and the risks and uncertainties inherent in investing in early-stage companies. In addition, recent settlements of litigation based on alleged violations of federal and state antitrust laws may have an adverse impact on our potential growth.

We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

The success of our recent acquisitions will depend, in part, on our ability to realize the anticipated revenue, cost-savings, tax, collaboration and other synergies from integrating our two recent acquisitions with our existing business. The integration process may be complex, costly, and time-consuming. We may not accomplish the integration smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the share exchanges and could adversely affect our business. In addition, the integration efforts could divert the focus and resources of the management of the Company from other strategic opportunities and operational matters during the integration process.

Risks Related to the Ownership of Our Common Stock

Our failure to maintain our compliance with Nasdaq’s continued listing standards or other requirements could result in our common stock being from Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

Our common stock is currently listed on the Nasdaq Capital Market on Nasdaq under the symbol “LRHC.” Nasdaq requires listed issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders.

On November 24, 2023, Nasdaq notified us that we had longer met Nasdaq Listing Rule 5550(b)(2) requiring the Company to maintain a minimum market value of listed securities (“MVLS”) of $35 million based the Company’s MVLS for the prior 30 consecutive business days. Nasdaq Rule 5550 requires a Nasdaq-listed company to meet at least of one of the continued listing standards under Nasdaq Rule 5550(b), including having a (i) stockholder’s equity of at least $25 million (the “Equity Standard”), (ii) the MVLS standard; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. Nasdaq had given us 180 days to regain compliance under Nasdaq Rule 5550, or until May 22, 2024.

On April 18, 2024, Nasdaq notified us that the Company had regained compliance with Nasdaq Rule 5550 by satisfying the Equity Standard under Listing Rule 5550(b).

If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your shares.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur could adversely affect the market price of our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our securities.

Concentration of ownership of our voting stock by Mr. La Rosa will prevent new investors from influencing significant corporate decisions.

Based on our common stock outstanding as of August 19, 2024, Mr. La Rosa had voting power of approximately 70% of our outstanding voting stock. As a result, Mr. La Rosa, our President and Chief Executive Officer, Chairman of the Board of Directors, and majority stockholder, controls all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of Mr. La Rosa may not coincide with the interests of other stockholders.

Mr. La Rosa may have interests different than yours and may vote in a way with which you disagree and that may be adverse to your interests. In addition, Mr. La Rosa’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock. In addition, he may want the Company to pursue strategies that deviate from the interests of other stockholders. Investors should consider that the interests of Mr. La Rosa may differ from their interests in material respects.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

We are and, upon the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Listing Rule 5615(c)(1) and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our shares to be less attractive to certain investors or otherwise harm our trading price.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our articles of incorporation authorize us to issue up to 50,000,000 shares of “blank check” preferred stock, meaning our Board of Directors can designate the rights and preferences of classes or series of such preferred stock without stockholder approval. Any preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. There can be no assurance that we will not issue preferred stock in the future.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from equity and debt offerings to sustain our operations, and, in the future, we hope to rely on cash from equity and debt financings and revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

Additionally, obtaining future equity or debt financing on favorable terms may be difficult, and we may not be able to secure additional capital when needed or on terms favorable to us. If we are unable to obtain necessary financings or are forced to obtain financings on unfavorable terms, our business, operating results, and financial condition could be adversely affected.

Risk Related to Missed Amortization Payment on Outstanding Promissory Notes

We have previously missed amortization payments on a promissory note issued to Mast Hill Fund, L.P. in February 2024. Although Mast Hill Fund, L.P. waived its right to accelerate payment of the remaining balance under the promissory note for that instance, there is no assurance that they will waive their right to accelerate payments in the future for the February 2024 note, or the promissory notes issued to the same investor in April 2024 and in July 2024. Failure to make future amortization payments on time could result in the investor exercising their rights to accelerate payment under one or more outstanding notes, which would require us to pay the remaining balance of the notes immediately. This could have a material adverse effect on our financial condition and liquidity.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock and warrants will be stable or appreciate over time.

The price of our common stock may be adversely affected by the future issuance and sale of shares of our common stock or other equity securities.

We cannot predict the size of future issuances or sales of our common stock or other equity securities, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or the announcement that such issuances and sales may occur could adversely affect the market price of our common stock.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all our earnings in the foreseeable future will be used to provide working capital to support our operations and to finance the growth and development of our business. Any decision to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon several factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder.

We will receive proceeds upon issuance of the Second Closing Shares and the Second Warrant pursuant to the terms of the Securities Purchase Agreement. We intend to use the net proceeds entirely for general corporate purposes, working capital requirements, and other purposes that the Board of Directors deems to be in the best interests of the Company.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the Nasdaq Capital Market under the symbol “LRHC.” A description of our common stock is set forth under the heading “Description of Capital Stock,” beginning on page 21 of this prospectus.

The last reported sale price for our common stock on August 20, 2024, as reported by Nasdaq, was $1.05 per share.

Holders

As of August 19, 2024, we had 207 record holders of our common stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Vstock Transfer, LLC located at 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Dividend Policy

The Company has not declared or paid any cash dividends on its publicly traded common stock after the completion of our initial public offering in October 2023. We currently intend to retain earnings and profits, if any, to support our business strategy and do not intend to pay any cash dividends within the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend upon the financial condition of the Company, its operating results, capital requirements, general business conditions and any other factors that our Board of Directors deems relevant.

PRIVATE PLACEMENT

As we reported on a Form 8-K filed with the SEC on August 13, 2024, on August 7, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Selling Stockholder pursuant to which we agreed to issue and sell to the Selling Stockholders, upon the terms and conditions set forth in the Securities Purchase Agreement, up to 3,051,336 shares of the Company’s common stock (the “Shares”), and/or pre-funded warrants to purchase shares of common stock, subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock., at a price equal to $0.59 per share. The Company also granted the Selling Stockholder piggy-back registration rights in the Securities Purchase Agreement.

The Securities Purchase Agreement was amended on August 9, 2024 to correct the date of the first closing and on August 13, 2024 to correct the amount of the purchase price paid at the first closing.

Pursuant to the Securities Purchase Agreement, the Shares shall be issued in two tranches: 1,271,187 of the Shares shall be issued on August 12, 2024 (the “First Closing”) upon satisfaction of customary closing conditions, and 1,780,149 of the Shares shall be issued to the Selling Stockholder on or before the date that is fourteen (14) calendar days after the date of the effectiveness of the registration statement registering the Shares and upon satisfaction of Additional Second Closing Conditions (as defined below) (the “Second Closing”). If the Selling Stockholder would beneficially own in excess of 4.99% of the common stock as a result of the issuance of the Shares in the First Closing or the Second Closing, the Selling Stockholder shall instead receive pre-funded common stock purchase warrants to purchase the number of Shares in excess of such beneficial ownership limitation in a particular closing.

The Company also granted the Investor piggy-back registration rights in the Securities Purchase Agreement.

The First Closing took place on August 12, 2024 (the “First Closing Date”). The Company issued to the Selling Stockholder 761,689 Shares (the “First Closing Shares”) and a pre-funded warrant to purchase 509,498 Shares (the “First Closing Warrant”).

The Second Closing shall occur on or before the date that is fourteen (14) calendar days after the date of effectiveness of this registration statement (the “Second Closing Date”). The Second Closing is subject to the satisfaction (or written waiver) of the conditions customary closing conditions and the following additional conditions (the “Additional Second Closing Conditions”):

(i)	the Company has not breached any covenant, agreement, or other term or condition contained in the Securities Purchase Agreement, Registration Rights Agreement (as defined in below), or any document, agreement, or instrument contemplated thereby,

(ii)	the common stock of the Company is listed for trading on the Nasdaq Capital Market (“Nasdaq CM”) and is not suspended or halted from trading,

(iii)	the Company is in compliance with all of the listing standards of Nasdaq CM,

(iv)	the initial registration statement, covering the sale of the Shares (a) shall be declared effective by the SEC on or before the date that is sixty (60) calendar days from the date of the Securities Purchase Agreement and shall still be effective as of the Second Closing Date, and (b) shall include all of the First Closing Shares, common stock underlying the First Warrants, Second Closing Shares, and common stock underlying the Second Warrants for the Selling Stockholder’s resale at prevailing market prices, and

(v)	Nasdaq official closing price of the common stock of the Company must be at least $1.20 per share (subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the common stock) on each of the five (5) trading days prior to the Second Closing Date.

On the Second Closing Date, the Company shall issue and sell to the Selling Stockholder 1,780,149 Shares for an aggregate purchase price of $1,050,288.24. If the Selling Stockholder would beneficially own in excess of 4.99% of the common stock as a result of the issuance of the Shares in the Second Closing, the Selling Stockholder shall instead receive the Second Warrant to purchase the number of Shares in excess of such beneficial ownership limitation.

Pursuant to the Securities Purchase Agreement, until the date that is one hundred twenty (120) calendar days after the date of the Securities Purchase Agreement, the Company shall not, directly or indirectly, without the Selling Stockholder’s prior written consent, which consent shall not be unreasonably withheld: (a) change the nature of its business; or (b) sell, divest, or change the structure of any material assets other than in the ordinary course of business.

The Securities Purchase Agreement provided that the Company shall have the right to terminate and cancel the Second Closing by giving written notice to the Selling Stockholder of such termination at any time during the thirty (30) calendar days after the date of the First Closing, for any reason and at no cost to the Company.

In connection with the transaction, the Company and the Selling Stockholder entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to register the Shares under the Securities Act pursuant to a registration statement on Form S-1 (or other appropriate form). The Company had agreed to file the registration statement with the SEC within ten (10) business days from the date of the Securities Purchase Agreement, and to use its commercially reasonable efforts to have the registration statement declared effective by the SEC within sixty (60) calendar days from the date of the Securities Purchase Agreement.

Warrants

The First Warrant is exercisable for up to 509,498 Shares. Based on the number of outstanding shares of common stock of the Company as of August 19, 2024, the Second Warrant to be issued by the Company to the Selling Stockholder will be exercisable for up to 1,708,391 Shares.

Both Warrants are pre-funded warrants. The Warrants have an exercise price of $0.0001 per share, are immediately exercisable upon issuance and will expire when exercised in full. Under the terms of the Warrants, we may not affect the exercise of any such Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the Selling Stockholder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Exchange Act would exceed 4.99% of the number of shares of common stock of the Company outstanding immediately after giving effect to the exercise (the “Beneficial Ownership Limitation”), as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC, provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the 61st day after such notice is delivered to the Company but not to any percentage in excess of 9.99%.

Stock Dividend and Stock Split Adjustments. The exercise price and number of shares of common stock issuable upon the exercise of Warrants are subject to adjustment in the event of any stock split, stock dividend, or reclassification.

Subsequent Rights Offerings Adjustment. If at any time the Company grants, issues or sells any Common Stock Equivalents (as defined in the Warrants) or rights to purchase stock, warrants, securities or other property pro rata to all (or substantially all) the record holders of any class of shares of common stock (the “Purchase Rights”), then the Selling Stockholder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise thereof, including without limitation, the Beneficial Ownership Limitation).

Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all (or substantially all) holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Selling Stockholder shall be entitled to participate in such Distribution to the same extent that the Selling Stockholder would have participated therein if the Selling Stockholder had held the number of shares of common stock acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution.

Fundamental Transaction Adjustment. If, at any time while the Warrant is outstanding the Company effects a Fundamental Transaction (as defined in the Warrant), then, upon any subsequent exercise of the Warrant, the Selling Stockholder shall have the right to receive, for each Share underlying the Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Selling Stockholder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such Fundamental Transaction.

The Securities Purchase Agreement contained customary representations and warranties and agreements and obligations of the parties. The proceeds of this financing will be used for business development and general working capital purposes. The foregoing description of the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement is qualified in its entirety by reference to the full text of such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

The Company is currently listed on the Nasdaq Capital Market and is subject to the listing rules of The Nasdaq Stock Market LLC. The issuance of the Shares does not implicate the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq.

The Company was not required to obtain any approval from the stockholders of the Company in order to enter into the Securities Purchase Agreement and effectuate the transactions contemplated therein, including but not limited to any shareholder approval as contemplated by Nasdaq Rule 5635(e) since the maximum amount of common stock issuable under the Securities Purchase Agreement in each closing is limited to no more than 19.99% of the issued and outstanding common stock of the Company as of respective closing dates.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder named in the table below of any or all of the common stock that has been or may be issued by us to the Selling Stockholder as part of the Placement. We are registering the common stock pursuant to the provisions of the registration rights agreements entered into with the Selling Stockholder in order to permit such Selling Stockholder to offer its shares for resale from time to time.

The table below presents information regarding the Selling Stockholder and the common stock they may offer from time to time under this prospectus. This table is prepared based on holdings by the Selling Stockholder as of August 19, 2024. As used in this prospectus, the term “Selling Stockholder” includes the Selling Stockholder name in the table below, and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from such Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus” represents all of the common stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares offered by this prospectus. We do not know how long the Selling Stockholder will hold its shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes common stock with respect to which the Selling Stockholder has voting and investment power. The Warrants held by the Selling Stockholder or to be issued to the Selling Stockholder contain a 4.99% beneficial ownership limitation, prohibiting exercise of the Warrants for common stock if the conversion or exercise would result in the holder being deemed to beneficially own more than 4.99% of our common stock. The first column reflects that beneficial ownership limitation. The second column does not, and it assumes that the maximum number of shares to be offered for resale pursuant to this prospectus has been issued to each Selling Stockholder. The third and fourth columns assume the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus		Number of Shares Beneficially Owned After Offering	Percent of the Class to be Owned After Offering
Brown Stone Capital Ltd. (“Brown Stone”)(1)	833,447	(2)	3,051,336	(3)	-0-	*

*	Represents less than 1%.

(1)

Nima Montazeri is the owner of the Selling Stockholder and has sole voting and investment power over the shares. The address of the Selling Stockholder is 9663 Santa Monica Blvd., No 1091, Beverly Hills, CA 90210.

(2)	Consists of the number of shares of common stock deemed to be beneficially owned by Brown Stone in light of the 4.99% beneficial ownership limitation in the Convertible Note and Warrants, based on 16,702,345 shares of common stock outstanding as of August 19, 2024.

(3)	Consists of (i) 761,689 First Closing Shares; (ii) 509,498 shares issuable upon exercise of the First Warrant, and (iii) up to 1,780,149 shares of common stock, consisting of Second Closing Shares, and/or the shares issuable upon exercise of the Second Warrant.

PLAN OF DISTRIBUTION

The Selling Stockholder, including any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlements of short sales;

●	transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;

●	combinations of any such methods of sale; or

●	any other methods permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities will be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) the sale of all of the securities pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock currently consists of 300,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.

The following description summarizes important terms of the classes of our capital stock following the filing of our articles of incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of August 19, 2024, there were 16,702,345 shares of common stock and 2,000 shares of Series X Super Voting Preferred Stock issued and outstanding. Upon closing of this offering, we will have 18,991,992 shares of common stock outstanding, assuming (i) the Second Closing Shares and the Second Warrant are issued to the Selling Stockholder, (ii) the Warrants held by the Selling Stockholder are exercised for shares of common stock, and (iii) no other shares of common stock are issued by us. If the Second Closing Shares and the Second Warrant are not issued to the Selling Stockholder or less than all of the Warrants are exercised for shares of common stock, we would have less common stock outstanding after the Offering.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no pre-emptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our Board to issue up to 50,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Series X Super Voting Preferred Stock

On July 29, 2021, we filed an Amended and Restated Articles of Incorporation with the Secretary of State of Nevada designating 2,000 shares of the authorized preferred stock as “Series X Super Voting Preferred Stock” and issued 100% of the Super X Super Voting Preferred Stock to Mr. Joseph La Rosa, our Chief Executive Officer, President and Chairman.

The holder of our Series X Super Voting Preferred Stock is entitled to the following rights:

Voting Rights. Each share of our Series X Super Voting Preferred Stock entitles its holder to 10,000 votes per share and votes with our common stock as a single class on all matters to be voted or consented upon by the stockholders.

Conversion. The Series X Super Voting Preferred Stock is not convertible into common stock or any other securities of the Company.

Dividend Rights. The holders of our Series X Super Voting Preferred Stock are not entitled to any dividend rights or to participate in dividends paid on the Company’s common stock.

Liquidation Rights. The holders of the Series X Super Voting Preferred Stock are not entitled to any liquidation preference.

Pre-Funded Warrants

On August 12, 2024, the Company issued a pre-funded warrant exercisable for up to 509,498 Shares (the “First Warrant”). The Company also agreed to issue the second pre-funded warrant, which would be exercisable for up to 1,780,149 Shares (the “Second Warrant”) upon achievement of the closing conditions described in the Securities Purchase Agreement.

The Warrants have an exercise price of $0.0001 per share, are immediately exercisable upon issuance and will expire when exercised in full. Under the terms of the Warrants, we may not affect the exercise of any such pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the Selling Stockholder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Exchange Act would exceed 4.99% of the number of shares of common stock of the Company outstanding immediately after giving effect to the exercise (the “Beneficial Ownership Limitation”), as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC, provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the 61st day after such notice is delivered to the Company but not to any percentage in excess of 9.99%.

Stock Dividend and Stock Split Adjustments. The exercise price and number of shares of common stock issuable upon the exercise of Warrants are subject to adjustment in the event of any stock split, stock dividend, or reclassification.

Subsequent Rights Offerings Adjustment. If at any time the Company grants, issues or sells any Common Stock Equivalents (as defined in the Warrants) or rights to purchase stock, warrants, securities or other property pro rata to all (or substantially all) the record holders of any class of shares of common stock (the “Purchase Rights”), then the Selling Stockholder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise thereof, including without limitation, the Beneficial Ownership Limitation).

Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all (or substantially all) holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Selling Stockholder shall be entitled to participate in such Distribution to the same extent that the Selling Stockholder would have participated therein if the Selling Stockholder had held the number of shares of common stock acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution.

Fundamental Transaction Adjustment. If, at any time while the Warrant is outstanding the Company effects a Fundamental Transaction (as defined in the Warrant), then, upon any subsequent exercise of the Warrant, the Selling Stockholder shall have the right to receive, for each Share underlying the Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Selling Stockholder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such Fundamental Transaction.

Warrants and Options

As of August 19, 2024, there are eleven (11) outstanding warrants covering 1,069,587 shares of common stock and sixteen (16) outstanding options covering 3,742,910 shares of common stock.

Possible Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and bylaws

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with an “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and the combination or transaction by which the person first became an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. The prohibition extends beyond the expiration of the two-year period, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and (a) the combination or transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (b) the combination is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

The business combination provisions do not apply to a person after the expiration of four years after the person first became an interested stockholder.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the determination date, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10 day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10 day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Articles of Incorporation and Bylaws

Our Articles of Incorporation and bylaws contain provisions that could make it more difficult to acquire control of our Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock. We believe that the availability of the “blank check” preferred stock under our Articles of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board of Directors has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger, or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our Company.

Election and Removal of Directors. Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. Our Articles of Incorporation does not provide for a classified Board of Directors or cumulative voting in the election of directors. Under our bylaws, subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Size of Board and Vacancies. The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time. Directors need not be stockholders unless so required by the Articles of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Vacancies occurring on our Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office only until the next election of one or more directors by the stockholders.

Amendment. The Board of Directors is expressly empowered to adopt, amend or repeal our bylaws. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Articles of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Special Meetings of Stockholders. Special meetings of the stockholders may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by directors representing a quorum of the Board of Directors or (iv) by the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our common stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering will, in all likelihood, find it more difficult to sell their common stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our common stock stockholders until the Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

EXPERTS

The 2023 consolidated financial statements of La Rosa Holdings Corp. included in La Rosa Holdings Corp.’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, have been audited by Marcum LLP, the independent registered public accounting firm for the Company, as set forth in their report thereon which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be obtained from the website that the Securities and Exchange Commission maintains at www.sec.gov. We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to ‘incorporate by reference’ into this prospectus and the accompanying prospectus the information in documents we file with it. This means that we can provide you with important information by referring you to those documents. The information incorporated by reference is considered part of this prospectus and the accompanying prospectus. Any information we file later with the SEC will automatically update and supersede this information. Please note that any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus or the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities is terminated:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024, and on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the SEC on August 15, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on January 4, 2024, February 1, 2024, February 23, 2024, February 26, 2024, March 13, 2024, March 21, 2024, April 5, 2024, April 17, 2024, April 19, 2024, April 24, 2024, April 26, 2024, May 16, 2024, May 24, 2024, June 26, 2024, July 19, 2024 (reporting date: July 16, 2024), July 19, 2024 (reporting date: July 17, 2024), August 13, 2024, and August 16, 2024;

●	The description of our common stock, which is contained in a registration statement on Form 8-A filed with the SEC on January 6, 2023, as amended on April 27, 2023, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, at no charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. Written or telephone requests should be directed to: La Rosa Holdings Corp., 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747, telephone number (321) 250-1799, Attention: Chief Financial Officer.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

LA ROSA HOLDINGS CORP.

3,051,336 SHARES OF COMMON STOCK

PROSPECTUS

AUGUST 28, 2024